[Royce & Associates, LLC letterhead]

July 20, 2012

The Royce Fund
745 Fifth Avenue
New York, NY 10151

Re: Fee Waiver and Expense Reimbursement - Royce Dividend Value Fund (Institutional Class)

Gentlemen:

          Reference is made to the Investment Advisory Agreement dated April 30, 2004 (the “Agreement”) by and between The Royce Fund (the “Fund”) on behalf of Royce Dividend Value Fund (the “Series”) and Royce & Associates, LLC (the “Adviser”).

          Notwithstanding the provisions of Section 4 (Compensation of the Adviser) of the Agreement, the Adviser hereby waives compensation for services provided by it under the Agreement for the period beginning with the commencement of operations of the Institutional Class shares of the Series (the “Class”) and ending April 30, 2015 (the “Period”), and/or agrees to reimburse expenses relating to the Period to the Series with respect to the Class in an amount, if any, necessary so that the Series’ “Annual Operating Expenses” for the Class are not more than 1.04% of the Class’ average net assets for the Period.

          The Series’ “Annual Operating Expenses” for the Class means and will consist only of the following operating expenses of the Series for the Class that are, under generally accepted accounting principles, accruable and deductible from the Series’ assets with respect to the Class for the period involved: (i) investment advisory fees, if any; (ii) Rule 12b-1 distribution fees, if any; and (iii) custodian fees, shareholder servicing fees, administrative and office facilities expenses, professional fees, trustees’ fees and any other operating expenses of the Series with respect to the Class that are recorded or includable in the Series’ statement of operations in accordance with generally accepted accounting principles. Notwithstanding the provisions of the immediately preceding sentence, the Series’ “Annual Operating Expenses” for the Class do not include “acquired fund expenses”, interest and dividends on securities sold short, amortization of organization expenses, taxes, brokerage commissions, litigation and indemnification expenses or any costs or expenses of or for the Series with respect to the Class that are

“extraordinary” as determined under generally accepted accounting principles (see Accounting Principles Board Opinion No. 30).

          The Adviser’s obligations to reimburse the Series with respect to the Class hereunder will not apply for any period when the Adviser is not rendering services to such Series under the Agreement.

Very truly yours,

ROYCE & ASSOCIATES, LLC

By:	/s/ Royce & Associates, LLC
Royce & Associates, LLC
Chief Operating Officer

ACCEPTED:
THE ROYCE FUND

By:     /s/ Royce & Associates, LLC
           John D. Diederich
           Vice President